Letter from Ernst & Young LLP,

Independent Registered Public Accounting Firm,

Regarding Change in Accounting Principle

November 2, 2011

Board of Directors

United Stationers Inc.

One Parkway North

Deerfield, IL 60015

Ladies and Gentlemen:

Note 4 of Notes to the Condensed Consolidated Financial Statements of United Stationers Inc. (the “Company”) included in its Form 10-Q for the period ended September 30, 2011 describes an accounting change regarding the date of the Company’s annual goodwill and indefinite-lived intangible asset impairment test from the last day of the fourth quarter (December 31) to the first day of the fourth quarter (October 1). There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2010, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Sincerely,

/s/ Ernst & Young LLP

Chicago, Illinois